Exhibit 34.1
Report of Independent Registered Public Accounting Firm
Capital One, National Association

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Capital One, National Association (“CONA”) as successor to Discover Bank for the period from January 1, 2025 to May 18, 2025, and for itself for the period from May 18, 2025 to December 31, 2025, and its affiliate Discover Products Inc. for the period from January 1, 2025 to December 18, 2025 (together the “Company”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for (a) asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust where the related asset-backed securities were outstanding during the portion of the Reporting Period from January 1, 2025 to December 18, 2025 (the "Pre-Defeasance Period") for which CONA or Discover Products Inc. acted as servicer (the “Pre-Defeasance Platform”) and (b) those asset-backed securities transactions described in clause (a) above that were defeased and, thereafter, supported by defeasance collateral consisting of U.S. Treasury bonds, cash, or a combination of both (the “Defeasance Collateral”), where the related asset-backed securities were outstanding during the portion of the Reporting Period from December 18, 2025 to December 31, 2025 (the "Post-Defeasance Period") for which CONA acted as servicer (the "Post-Defeasance Platform" and together with the Pre-Defeasance Platform, the "Platform"), as of and for the year ended December 31, 2025, except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv) which the Company has determined are not applicable to the activities performed by them with respect to the servicing Platform covered by this report for the Pre-Defeasance Period and the Post Defeasance Period, and except for 1122(d)(1)(ii), 1122(d)(2)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), and 1122(d)(4)(xiv) which the Company has determined are also not applicable to the activities performed by them with respect to the Post-Defeasance Platform covered by this report for the Post Defeasance Period. See Appendix A of management’s Report on Assessment of Compliance with Servicing Criteria for the asset-backed securities transactions covered by this Platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.
We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.
Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
As described in management’s assertion, for servicing criteria 1122 (d)(1)(v), 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii) the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122 (d)(1)(v), 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2025 for the Platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 24, 2026